EXCLUSIVE AGENCY AGREEMENT

     THIS AGREEMENT is made this 21st day of August, 1997 by and between Metall Kraft , a company organized and duly registered under the laws of Czech Republic, address is Za Olsavkou 340 686 47 Uherske Hradiste, (hereinafter referred to as "Company") and SDC International, Inc., a Delaware corporation whose executive office mailing address is P.O. Box 2186, Palm Beach, Florida 33480 U.S.A. (hereinafter referred to as "Agent), with both Company and Agent being known hereafter as the "Parties".

WHEREAS, the Company and Agent both desire to sell cargo container, pallets and related products manufactured by or on behalf of Company; for good consideration, it is hereby mutually agreed as follows:

1. The Company hereby appoints the Agent as its Exclusive Agent within the geographic area of North and South America for the marketing and sale of the products of the Company to for all customers located in said territory, based upon the terms and conditions contained herein. Said geographic area to be known hereinafter as the "Territory";

2. The Agent shall exercise reasonable care and skill in the performance of his duties and shall act faithfully on behalf of the Company. The Company shall use its best efforts to do all things reasonable and necessary to enable the Agent to sell the products of the Company and will furnish to Agent such information as Agent may reasonably require;

3. The Agent will forward to Company copies of all inquirers he may receive and shall not enter into any contract on the behalf of the Company or bind or attempt to bind the Company in any way without the written consent of the Company. The Company shall furnish any and all inquirers for products received from potential customers within the Territory;

4. The Company will provide Agent with catalogues, price lists, samples, and sales literature generally necessary to enable Agent to conduct the agency;

5. In the normal course of business under this Agreement, Agent shall purchase products from the Company and then resell said goods to customers within the Territory, and Agent shall retain the difference in amount Agent paid to Company for such products and amount customer paid to Agent.


3a.The Agent shall not sell or represent products similar to the Company products which in the nature or functions competes with the products of the Company.
/s/ILS

6. Company will indemnify, defend, and hold Agent harmless with respect to any and all claims, suits, causes of action, costs and expenses alleging or arising from any defective product of the Company and/or any product liability claim made against Agent or Company;

7. Agent and Company agree that Company may extend additional agency rights, on exclusive or non-exclusive basis, to Agency, as agreed to from time to time by the Parties, and Agency agrees to furnish Company with any information it possess or receives concerning the potential sales of products of the Company.

8. All controversies arising out of or relating to this Agreement, or any modification thereof, shall be settled by binding arbitration conducted in English language by an arbitrator experienced in commercial disputes. In the absence of such arbitration, this Agreement shall be construed in all respects under the laws of Czech Republic, and for this purpose Company and Agent hereby submit themselves to the jurisdiction of the courts of the Czech Republic.

This Agreement is effective this date and is valid for a period of five years hereafter.

AGREED TO BY THE PARTIES AS OF THE DATE FIRST WRITTEN ABOVE:

COMPANY:  Metall Kraft


          BY:  /s/Ing. Libor Soska
          Ing. Libor Soska, its authorized agent for the purpose of execution of this Agreement

AGENT:    SDC INTERNATIONAL, INC.

          BY:/s/Milota K. Srkal
          Milota K. Srkal, its authorized agent for the purpose of execution of this Agreement



9.The Company reserves the right to participate in the meetings with the end user and also has the right to contact directly the end user regarding technical and quality matters. The Company also agrees not to have any contact with the end user regarding pricing of the Company products as well as conditions of the sale or other sales matters.

/s/ILS/s/MKS